Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration statement on Form S-3 of our reports dated March 6, 2012, relating to the financial statements of ARMOUR Residential REIT, Inc. and the effectiveness of ARMOUR Residential REIT, Inc. internal control over financial reporting, appearing in the Annual Report on Form 10-K of ARMOUR Residential REIT, Inc. for the year ended December 31, 2011.

We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Miami, Florida

July 9, 2012